Exhibit 24.1

POWER OF ATTORNEY (S-8s)

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned, being a director of Superior Essex Inc., a Delaware corporation (the “Company”), hereby constitutes and appoints Steven M. Carter, David S. Aldridge and Barbara L. Blackford, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, to sign (i) one or more registration statements on Form S-8 covering the registration of additional securities of the Company to be issued under the 2003 Stock Incentive Plan, the 2005 Incentive Plan or the 2005 Employee Stock Purchase Plan, in each case which plans are approved by the Board of Directors; and (iii) any amendments or post-effective amendments to any registration statement to such registration statements or other registration statements on Form S-8 previously filed by the Company, and any and all amendments to any of the foregoing, and documents in connection therewith, all to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitute or resubstitute, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, each of the undersigned has hereunto set his or her hand this 14th day of March, 2005.

Signature	Title

/s/ Monte R. Haymon
Monte R. Haymon	Chairman of the Board and
Director

/s/ Andrew D. Africk
Andrew D. Africk	Director

/s/ Denys Gounot
Denys Gounot	Director

/s/ James F. Guthrie
James F. Guthrie	Director

/s/ Andrew P. Hines
Andrew P. Hines	Director

/s/ Perry J. Lewis
Perry J. Lewis	Director